CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its First Quarter 2025 Dividend

CAMDEN, Maine, March 25, 2025 /PRNewswire/ -- Simon R. Griffiths, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 4.0% based on the March 24, 2025 closing price of the Company's common stock at $42.01 per share as reported by NASDAQ. The dividend is payable on April 30, 2025 to shareholders of record on April 15, 2025.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with approximately $7.0 billion in assets. Founded in 1875, Camden National Bank has 73 branches in Maine and New Hampshire and is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service.* Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.

* Total assets and branch data reflect the completion on January 2, 2025, of Camden National Corporation's previously announced merger with Northway Financial, Inc.